Exhibit 10.4

                            LIMITED WAIVER AGREEMENT


            This LIMITED WAIVER AGREEMENT (this "Agreement"), dated as of this 16th day of May, 2001, between Coast Business Credit(R), a division of Southern Pacific Bank ("Coast") and Media Outsourcing, Inc., formerly known as Direct Sales International, Inc. ("Borrower"), is made in reference to the following facts:

            A. Borrower previously entered into a Loan and Security Agreement with Coast dated as of January 28, 2000, as amended ( the "Loan Agreement"). Unless otherwise defined, all capitalized terms used herein shall have the meanings given them in the Loan Agreement.

            B. Borrower has requested that Coast waive Borrower's breach of the tangible net worth covenant under the Loan Agreement as described below. Coast is willing to waive such breach on the terms and subject to the conditions set forth herein.

            NOW THEREFORE, in consideration of the foregoing recitals and the terms and conditions hereof, the parties do hereby agree as follows, effective as of the date set forth above:

            1. Limited Waiver. Borrower acknowledges that as of December 31, 2000, Borrower was in default of the Tangible Net Worth covenant in Paragraph 3 of Section 8.1 of the Schedule to the Loan Agreement. Borrower further acknowledges that the foregoing default constitute an Event of Default under the Loan Agreement. Coast hereby waives such Event of Default for the quarter ended December 31, 2000, subject to the terms and conditions set forth below.

            (a) The foregoing waiver is a one-time waiver and not a continuing waiver, and shall apply only to the matter and time period specifically set forth in this Paragraph 1. Without limiting the generality of the foregoing, this waiver shall not apply to any future failure by Borrower to comply with Paragraph 3 of Section 8.1 of the Schedule to the Loan Agreement, nor to any failure by Borrower to comply with any other provision of the Loan Agreement at any time.

            (b) Coast reserves all of its rights and remedies with respect to all other obligations of Borrower under the Loan Agreement and all other Loan Documents.

            2. Waiver Fee. In consideration of this Agreement, Borrower shall pay to Coast on the date hereof an waiver fee of $10,000. This waiver fee shall be deemed fully earned upon execution of this Agreement and shall be in addition to all other fees and charges payable by Borrower to Coast.

            3. Reaffirmation. Except as modified by the terms herein, the Loan Agreement and the other Loan Documents remain in full force and effect. If there is any conflict between the terms and provisions of this Agreement and the terms and provisions of the Loan Agreement or documents related thereto, the terms and provisions of this Agreement shall govern.

            4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

            5. Governing Law. This Agreement shall be governed by the laws of the State of California.

            6. Attorneys' Fees; Costs; Jury Trial Waiver. Borrower agrees to pay, on demand, all attorneys' fees and costs incurred in connection with the negotiation, documentation and execution of this Agreement. If any legal action or proceeding shall be commenced at any time by any party to this Agreement in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled. Each of the parties hereto waives its right to a jury trial in any such action or proceeding.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    COAST BUSINESS CREDIT, a division of
                                    Southern Pacific Bank


                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------


                                    MEDIA OUTSOURCING, INC., formerly known
                                    as Direct Sales International, Inc.


                                    By:
                                       ---------------------------------
                                    Its:
                                        --------------------------------





                       [Signatures continue on next page]

            Each of the undersigned Guarantors hereby acknowledges and consents to the foregoing Agreement and confirms and agrees that its Guaranty executed in favor of Coast shall remain in full force and effect in accordance with its terms.

SYMPOSIUM CORPORATION


By:
Its:


MEDIA OUTSOURCING, LLC


By:_________________________________
Its:_________________________________

DSI COMMUNICATIONS, LLC


By:_________________________________
Its:_________________________________

NATIONAL READERS SERVICE, INC.


By:________________________________
Its:________________________________


-----------------------------------
Ronald Altbach